Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Presto Automation Inc. of our report dated September 27, 2022 (December 16, 2022, as to the effects of the reverse capitalization described in Note 1), relating to the consolidated financial statements of E La Carte, Inc. (dba Presto) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

San Francisco, California

June 23, 2023